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                                                                    EXHIBIT 10.4

                           THE BOSPHOROUS GROUP, INC.
                       318 NORTH CARSON STREET, SUITE 208
                          CARSON CITY, NEVADA 89701 USA
                            DMCCLORY@BOSPHOROUS.NET

                        INDEPENDENT CONSULTING AGREEMENT

This Agreement is made this 1st day of August 2002 by and between Centergistic Solutions, Inc., a California corporation (CSI), and The Bosphorous Group, Inc., a Nevada corporation (TBG).

TBG agrees to serve CSI and its owners, shareholders and affiliates, as private placement and/or investment banking consultants in an effort to assist CSI in the sale of its business, the private or public placement of bridge financing, debt, common or preferred stock ("the financing"). Accordingly, the parties agree as follows:

     1. TBG will work closely with CSI executives to provide advisory consulting services to CSI on a progressive basis for the following anticipated six phases of the assignment: I. Preparation and Packaging to create an Investor Information Memorandum and PowerPoint for preliminary bank selection; II. Bank Introduction Presentations to obtain indications of funding interest; III. Bank Selection and Engagement for anticipated public market listing and funding commitment; IV. Listing Preparation with the bank, including an analyst's research report and the exchange's admission document; V. Syndicate Selling with the bank to solicit institutional subscriptions for the funding through a road show; VI. Listing and Funding of CSI's shares on a stock exchange with the bank in an IPO or other transaction.

     2. CSI will pay TBG a nonrefundable monthly retainer of US$5,000 for provision of the above advisory consulting services, commencing on August 1, 2002 and continuing on the first of each successive month for an estimated four months thereafter. In addition, CSI shall reimburse TBG for all reasonable business expenses, providing such expenses are approved in advance by CSI. CSI shall reimburse TBG within 30 days of presentation of such expenses.

     3. CSI will have the absolute right to accept or reject any offer received from prospective purchasers, investors, partners, or merger proposals submitted by TBG. Finders' Fees as defined

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     INDEPENDENT CONSULTING AGREEMENT, AUGUST 1, 2002 (CONT'D 2 OF 3)

         below shall be payable by CSI to TBG only if a transaction initiated by a party introduced by TBG is consummated.

     4. This agreement shall be in effect from the date first written above and continue thereafter until terminated by either party upon 30 days written notice.

     5. TBG shall use its best efforts to negotiate with prospective purchasers/investors/partners. CSI will furnish material in the form of a draft offering document, based on information compiled and supplied by CSI.

     6. During the term of this agreement, and for 24 months thereafter, CSI agrees to pay TBG a Finders' Fee in cash at the closing of the sale or financing between CSI and purchasers, investors, lenders and affiliates introduced to CSI by TBG. The 5% Finders' Fee shall be determined by multiplying 0.05 times the gross purchase price in the event of the sale of the CSI business, or times the net proceeds received by CSI from investors or lenders introduced by TBG. The net proceeds shall be calculated by deducting the sales commissions and investment banking fees payable by CSI to such investors or lenders, from the gross proceeds.

     7. During the term of this agreement, and for 24 months thereafter, CSI agrees to issue to TBG Finders' Fee warrants to purchase common stock in an amount equal to 5% of the debt, common or preferred stock purchased as a result of each financing by an investor introduced to CSI by TBG. Such warrants shall have an exercise term of 5 years from the date of issuance and shall be exercisable at a price equal to the price per share determined by the independent appraisal commissioned by CSI's ESOT dated December 2001.

     8. During the negotiations of this agreement, TBG can seek to obtain interest from potential candidates. CSI agrees not to circumvent TBG by attempting to contact or deal directly with any parties referred or introduced by TBG, for a period of 24 months, unless TBG authorizes and approves such in writing. This agreement is exclusive only for CSI funding and listings connected to a European-based stock exchange, including but not limited to LSE's AIM or the EuroNext system. This agreement is non-exclusive for any other non-European financings which CSI may pursue independently.

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INDEPENDENT CONSULTING AGREEMENT, AUGUST 1, 2002 (CONT'D 3 OF 3)

     9. CSI shall indemnify TBG, its officers, directors, employees, and agents for any liability, claim, or expense, including any reasonable attorney's fees, arising out of or in connection with this agreement or the services of TBG hereunder, except to the extent attributed to the negligence or willful misconduct of TBG.

     10. This agreement shall be interpreted under the laws of the State of California. Any controversy, dispute or claim between the parties relating to this agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

     11. TBG undertakes no representation, express or implied, that it will effect the sourcing of investment partners as a result of this agreement. The duties of TBG shall not include legal and accounting, which shall be prepared by CSI at its own expense. CSI shall furnish TBG complete, accurate and historic business information and shall promptly inform TBG of any changes, which may materially affect its business or TBG services under this agreement.

     12. By signing this agreement, CSI's signing party represents that he has the unconditional authority of its Board of Directors to enter into this agreement on behalf of CSI.

     13. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations, and undertakings of the parties. No modifications of this agreement shall be binding unless agreed in writing by the parties.

Please indicate your acceptance of this agreement by executing and returning the enclosed copy.

CENTERGISTIC SOLUTIONS, INC.                      THE BOSPHOROUS GROUP, INC.

BY: /s/ Ricardo Brutocao                          BY: /s/ Daniel J. McClory
    --------------------------                        --------------------------
NAME: Ricardo Brutocao                            NAME: Daniel J. McClory
TITLE: President                                  TITLE: President
DATE: 8/1/02                                      DATE: 8/1/02